EXHIBIT 10.2

GRANDPARENTS.COM

589 Eighth Avenue, 6th Floor

New York, NY 10018

April 28, 2015

Mel Harris

10800 Biscayne Boulevard, Floor 10

Miami, FL 33161

Dear Mel:

This letter confirms our understanding with respect to (i) an amendment and restatement of the Agreement dated March 27, 2015 (the “Original Letter Agreement”, as hereby amended and restated, the “Agreement”) pursuant to which you provided $150,000 (the “Original Funds”) to Grandparents.com, Inc. (the “Company”), (A) $25,000 in additional funds previously provided by you to the Company, (B) $25,000 from the February 5, 2015 Demand Note and (C) $250,000 of additional funds being provided by you to the Company today (the aggregate of the amounts set forth in clauses (A), (B) and (C), the “New Funds” and, together with the Original Funds, for a total aggregate amount of $450,000, the “Funds”) and (ii) your intention to participate in the Company’s anticipated preferred stock PIPE offering (the “Offering”).

The parties hereby agree that, until such time as the Funds have been applied towards your proposed investment in the Offering, the Funds shall constitute a loan to the Company, bearing simple interest at an annual rate of five percent (5%) and having a maturity date on the first anniversary of the date of this Agreement. It is understood that no interest shall be payable on the Funds if the Funds are applied towards your proposed investment in the Offering.

In addition, we acknowledge that it is your intention to invest, or cause other accredited investors to invest, in addition to your minimum investment of $500,000 (towards which the Funds shall be applied upon the closing of the Offering), a minimum aggregate of $1 million in the Offering, on the terms of the Offering. If the Offering does not occur within 90 days from the date hereof or if you elect not to participate in the Offering for any reason whatsoever, you may convert at your option, for a period of one year from the expiration of such 90 day period, the Funds into 2,250,000 shares of common stock of the Company and a five year warrant to purchase 1,125,000 shares of common stock of the Company at an exercise price of $.30 per share.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

This Agreement constitutes the entire understanding of the parties hereto and supersedes all prior understandings among such parties solely with respect to the matters addressed herein. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of all parties hereto.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

If the foregoing correctly sets forth our understanding, please so indicate by executing this Agreement in the place indicated below and returning one original for my files.

Very truly yours,

GRANDPARENTS.COM, INC.

By	/s/ Steve Leber
Steve Leber
Chairman & CEO

Accepted and agreed to as of

the date first written above.

/s/ Mel Harris________________

Mr. Mel Harris